EXHIBIT 12.1

                        PINNACLE WEST CAPITAL CORPORATION
                   COMPUTATION OF EARNINGS TO FIXED CHARGES(a)
                             (THOUSANDS OF DOLLARS)

                                                           Twelve Months Ended
                                                               December 31
                                       ------------------------------------------------------------
                                         2001         2000         1999         1998         1997
                                       --------     --------     --------     --------     --------
Earnings:
     Income from Continuing
       Operations ................     $327,367     $302,332     $269,772     $242,892     $235,856
     Income Taxes ................      213,535      194,200      141,592      138,589      126,943
     Fixed Charges ...............      211,958      202,804      194,070      201,184      215,201
                                       --------     --------     --------     --------     --------
       Total .....................      752,860      699,336      605,434      582,665      578,000
                                       ========     ========     ========     ========     ========

Fixed Charges:
     Interest Expense ............      175,822      166,447      157,142      163,975      177,383
     Estimated Interest Portion of
       Annual Rents ..............       36,136       36,357       36,928       37,209       37,818
                                       --------     --------     --------     --------     --------
       Total Fixed Charges .......      211,958      202,804      194,070      201,184      215,201
                                       ========     ========     ========     ========     ========

Ratio of Earnings to Fixed Charges
     (rounded down) ..............         3.55         3.44         3.11         2.89         2.68
                                       ========     ========     ========     ========     ========

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(a)  We have reclassified certain prior year amounts to conform to the current year presentation.